Exhibit 99.1

    UNOVA Board Approves Corporate Identity and Management Changes

    EVERETT, Wash.--(BUSINESS WIRE)--Sept. 12, 2005--With the divestiture of its last Industrial Automation business unit planned by year-end 2005, the UNOVA (NYSE:UNA) Board of Directors has approved a corporate name change effective January 1, 2006. UNOVA, Inc. will become Intermec, Inc. on that date. The parent company will continue to be comprised of its wholly owned subsidiary, Intermec Technologies Corporation, and other UNOVA subsidiaries.
    A streamlined management structure will parallel the corporate identity change. Larry Brady, Chairman and CEO of the parent company, will retain that position. At the request of the Board, Brady has agreed to extend his retirement date to August 2009. Effective immediately, Steve Winter assumes the position of President of the subsidiary, Intermec Technologies Corporation, replacing Tom Miller. Miller has been named Vice President of Corporate Development for the parent company. Robert Smith, President of Industrial Automation Systems, will leave the company effective December 31, 2005. Rick Andersen has been elected a Vice President and Controller of the parent company and has been named Acting Chief Financial Officer.

    About UNOVA

    UNOVA is a leader in global supply chain solutions and in the development, manufacture and integration of wired and wireless automated data collection, Intellitag(R) RFID (radio frequency identification), mobile computing systems, bar code printers and label media. The company's products and services are used by customers in many industries to improve productivity, quality and responsiveness of business operations, from supply chain management and enterprise resource planning to field sales and service. www.unova.com.

    (Forward-looking Statement)

    Certain forward-looking statements in this release (as defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934) relate to matters that are not historical facts. They include, but are not limited to, statements about the Company's ability to, complete its divestiture of its Industrial Automation business unit and corporate name change. Such forward-looking statements involve and are dependent upon certain risks and uncertainties. These include, but are not limited to, other risks and uncertainties described more fully in the Company's filings on Form 10-K and 10-Q with the Securities and Exchange Commission.


    CONTACT: UNOVA, Inc.
             Kevin P. McCarty, 425-265-2472
             kmccarty@unova.com
             or
             Intermec Technologies Corp.
             Kathie Jackson Anderson, 425-348-2799
             kathie.anderson@intermec.com